Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 7th day of February, 2011 (the “Effective Date”) between Edie Ames (“Executive”), an individual, and Center Cut Hospitality, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings given to them in Section 5 below.

In consideration of the mutual promises expressed herein, Executive and the Company have agreed as follows:

1.	EMPLOYMENT.

(a) Effective Date and Term. This Agreement shall be effective as of the Effective Date and will continue indefinitely thereafter unless Executive’s employment terminates earlier in accordance with Section 3.

(b) Duties. Executive shall be employed as chief operating officer or such other comparable position to which Executive and the Company may agree. Executive agrees to devote Executive’s full time and best efforts to the performance of the duties attendant to Executive’s executive position with the Company. The duties of Executive’s position with the Company shall be in accordance with industry standards and shall be set forth in a job description. Unless otherwise agreed to by Executive, Executive shall report directly to the chief executive officer.

2.	COMPENSATION AND BENEFITS.

(a) Annual Salary. Executive’s salary shall be $290,000 per year, less applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices for similarly situated executives; provided, however, Executive’s salary shall be reviewed annually in the first quarter and may be increased by the Company’s Board of Directors (the “Board”) or its designee, in its sole discretion.

(b) Annual Incentive Bonus. Executive shall be entitled to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans. The target for Executive’s annual bonus shall be at least fifty percent (50%) of Executive annual salary. Executive’s entitlement to an annual incentive bonus under this subparagraph 2(b), and the amount of such bonus shall be determined by the Company in its good faith discretion; provided, however, if the terms of a written annual incentive bonus plan do not include provisions regarding the time of payment for an annual incentive bonus, payment of any such bonus shall occur before March 15th of the calendar year following the calendar year to which the bonus relates. Executive’s annual bonus for 2010 shall not be pro-rated for a partial year of employment with the Company.

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(c) Benefits.

(i)	Standard Employee Benefits. Executive shall be eligible for all employee benefits extended, from time to time, to all full-time employees of the Company, subject to the terms and conditions of the Company’s policies and employee benefit plans, as those policies and plans are amended or terminated. The Company shall pay 100% of the medical insurance premium for the medical insurance coverage elected by Executive under the Company’s ERISA medical plan.

(ii)	Executive Benefits. Executive shall also be entitled to participate in all benefit programs that are maintained by the Company and available to its executive officers generally (including, but not limited to, any and all deferred compensation plans and the Transaction Bonus Agreement). Executive acknowledges that Executive shall have no vested rights under or in respect to Executive’s participation in any such program except as expressly provided under the terms thereof.

(iii)	Business Expenses. Executive shall be authorized to incur reasonable expenses for promoting the business of the Company, including expenses for entertainment, travel, and similar items. Company shall reimburse Executive for all such expenses upon the presentation by Executive, from time to time, of an itemized account of such expenditures.

(iv)	Vacations. Executive shall be entitled to the greater of (x) annual paid vacation commensurate with the Company’s established vacation policy for executive officers or (y) four (4) weeks of annual paid vacation that shall otherwise be subject to the Company’s established vacation policy for executive officers. The timing of paid vacations shall be scheduled in a reasonable manner by Executive.

(v)	Use of Automobile. During the term of employment, the Company shall provide, at the option of Executive, the use of an automobile for business and personal use or an allowance not to exceed $1,000 per month. If the Company provides an automobile, the Company shall pay all reasonable expenses of operating, maintaining, and repairing such automobile and shall procure and maintain automobile liability insurance in respect thereof, with such coverage insuring Executive for bodily injury and property damage. Any reimbursement payment due to Executive pursuant to this Section 2(c)(v) shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. The reimbursements pursuant to this Section 2(c)(v) are not subject to liquidation or exchange for another benefit and the amount of such reimbursements and benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

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(vi)	Life Insurance. The Company shall purchase a term life insurance policy on the life of Executive, which shall be owned by Executive, in the amount of $1,000,000.

3.	TERMINATION AND SEVERANCE.

(a) Executive’s employment may be terminated in accordance with the following provisions:

(i)	Death. Executive’s employment shall terminate upon Executive’s death.

(ii)

Disability. If Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate Executive’s employment; provided that such written notice may only be given after the expiration of the time period required under the definition of Disability below. In that event, Executive’s employment with the Company shall terminate effective on the later of (x) the fifteenth (l5th) day after receipt of such notice by Executive or (y) the date specified in such notice, provided that within the fifteen (15) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.

(iii)	Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause (as defined below) at any time upon written notice to Executive.

(iv)	Termination by the Company for Cause. The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, and such notice shall contain a statement noting the reason(s) for the Cause termination. To the extent required by Section 5(a), and if such failure(s) are curable, Executive shall be given an opportunity to cure the failure(s) noted in such written notice as the reason(s) for the Cause termination.

(v)	Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason (as defined below) upon thirty (30) days’ written notice to the Company; provided, however, that the Date of Termination (as defined below) due to Good Reason shall not automatically occur on the date set forth in Executive’s written notice to the Company, but will instead be determined by the Company following the Company’s allowed “cure” period as described in Section 5(e) below.

(vi)	Voluntary Termination by Executive Not Involving Good Reason. Executive may terminate Executive’s employment voluntarily for any reason other than a Good Reason upon sixty (60) days’ written notice to

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the Company (such 60-day period is herein referred to as the “Notice Period”). During the Notice Period, Executive shall continue to be employed by the Company subject to Section 1(b); provided, however, that (x) the Company shall have the right to shorten or eliminate the Notice Period in its good faith discretion and (y) if the Company shortens or eliminates the Notice Period, such action by the Company shall constitute neither (1) a termination of Executive’s employment by Executive pursuant to Section 3(a)(v) nor (2) a termination of Executive’s employment by the Company pursuant to Section 3(a)(ii), Section 3(a)(iii), or Section 3(a)(iv). In the event that the Company shortens or eliminates the Notice Period, the Company shall pay Executive’s salary for the entire Notice Period and shall also pay Executive the same bonuses and incentive payments that Executive would have been paid if Executive had remained employed through the end of Notice Period.

(b) Severance Benefits.

(i)	Termination without Cause; Termination for Good Reason. If Executive’s employment terminates pursuant Section 3(a)(iii) or Section 3(a)(v), the Company agrees to provide Executive, as severance benefits, the following:

(A)	Payment of Executive’s base monthly salary in effect at the time of Executive’s Date of Termination during the Severance Period (defined below); and

(B)	Payment of Executive’s medical premiums during the Severance Period for the medical coverage that Executive had elected to receive under the Company’s ERISA medical plan and that was in effect as of the Date of Termination, but only to the extent that Executive receives COBRA coverage during the Severance Period.

“Severance Period” means the twelve (12) consecutive months immediately following the Date of Termination; provided, however, if Executive’s employment is terminated pursuant to Section 3(a)(iii) or Section 3(a)(v) at any time within the one-hundred eighty (180) day period following a Change of Control, then “Severance Period” means the eighteen (18) consecutive months immediately following the Date of Termination. Unless delayed pursuant to Section 3(c), monthly severance payments pursuant to Section 3(b)(i)(A) will be paid to Executive in equal installments, beginning on the first pay date occurring after the 75th day following the Date of Termination. All of the severance benefits pursuant to this Subsection (b)(i) are conditioned upon the Executive entering into a separation agreement and general release of all claims in favor of the Company and its affiliates (the “Release”), within the prescribed time period set forth therein, and Executive’s non-revocation of the Release during the revocation period prescribed therein. The Company shall

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provide Executive with the Release within fourteen (14) business days after the Date of Termination. Time is of the essence so that the prescribed time periods therein expire within the seventy-five (75) day period following the Date of Termination.

(ii)	Termination due to Disability. If Executive’s employment with the Company terminates due to Disability, the Company shall pay Executive an amount equal to fifty percent (50%) of Executive’s annual salary (in addition to any disability insurance benefits received pursuant to the Company’s employee benefit plans The amount paid pursuant to this Subsection (b)(ii) shall be paid semi-monthly in twelve (12) equal installments.

(iii)	Termination for any other Reason. If Executive’s employment terminates pursuant to any provision of this Agreement other than pursuant to Section 3(a)(ii), Section 3(a)(iii), Section 3(a)(v), or Section 3(a)(vi) of this Agreement, the Company has no obligation to pay Executive any severance or other termination benefits.

(c) Timing; Form of Payments. All benefits provided to Executive pursuant to Section 3(b)(i) and (ii) (the “Severance Benefits”) will be made in accordance with the regular payroll practices of the Company and will be subject to applicable federal and state income tax and employment tax withholdings and deductions and any other applicable withholdings and deductions. Notwithstanding anything else herein, to the extent any of the Severance Benefits are treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), then (1) no such payment shall be made to Executive unless Executive’s termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto), and (ii) if Executive is determined by the Company to be a “specified employee” for purposes of Code § 409A(a)(2)(B)(i) and the Company determines that delayed commencement of any portion of the Severance Benefits is required in order to avoid a prohibited distribution under Code § 409A(a)(2)(B)(i), commencement of such portion of the Severance Benefits will be delayed for six (6) months following Executive’s “separation from service” pursuant to Code § 409A. Delayed Severance Benefits (if any) shall be payable in a lump sum on the first business day following the expiration of such six (6) month period, and any remaining Severance Benefits due shall be paid as otherwise provided in Section 3(b). Notwithstanding the foregoing, to the maximum extent permitted by applicable law, payment of the Severance Benefits shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation § 1.409A-1(b)(4). The Severance Benefits shall be treated as a right to a series of separate payments. The provisions of this Agreement are intended to comply with the applicable requirements of Code § 409A and shall be limited, construed, and interpreted in accordance with such intent.

(d) Consequences of Violation of Promises. Executive acknowledges and agrees that the Company’s obligation to provide and Executive’s entitlement to receive the Severance Benefits shall cease immediately upon any violation by Executive of Executive’s obligations under Section 4 of this Agreement. Executive further agrees to repay the Company, on a pro

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rata basis, any Severance Benefits received during the period of time in which Executive was in violation of Executive’s obligations under Section 4 of this Agreement, as determined by the Company in its good faith discretion. In the event the Company determines Executive has a repayment obligation pursuant to this Section 3(d), the Company will send notice to Executive identifying the reason(s) Executive’s repayment obligation has been triggered.

(e) Later Determined Cause. Notwithstanding any other provision of this Agreement, if Executive’s employment with the Company is terminated such that Executive is entitled to severance from the Company and the Company determines within no later than one-hundred eighty (180) days after the Date of Termination that Cause existed on, prior to, or after the Date of Termination, then Executive shall not be entitled to any Severance Benefits from the Company, and any and all Severance Benefits and reimbursements from the Company to Executive shall cease.

4. EXECUTIVE’S COVENANTS

(a) Confidential Information and Trade Secrets. Executive acknowledges that the Company has trade, business, and financial secrets and other confidential and proprietary information regarding the Company and its business, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the term of this Agreement, Executive will receive Confidential Information Executive acknowledges that the Confidential Information that Executive will receive during the term of this Agreement will be in addition to that which Executive has already received during Executive’s employment with the Company. Executive further acknowledges and agrees that Executive’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes, but is not limited to, sales materials, technical information, processes, compilations of information, records, specifications, information, concerning customers and prospective customers, customer and prospective customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is: (i) obtained by Executive from a source other than the Company or its affiliates, which source is not under a duty of non-disclosure in regard to such information; or (ii) becomes generally available to the public other than through disclosure by Executive in violation of the provisions of this Agreement. For purposes of clarity, the parties understand and agree that Confidential Information also does not include general know-how and/or general processes, systems, and procedures (such as general sales processes and best practices) that Executive has gained or gains by virtue of his experience working for the Company and/or within the “white-tablecloth restaurant” and/or “fine dining establishment” industries.

Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

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During and following Executive’s employment by the Company, Executive shall hold in confidence and not directly or indirectly disclose, use (for Executive’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Executive’s good faith performance of Executive’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Board or required by law or compelled by legal process. Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within three (3) business days after Executive is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order, or other process used to compel disclosure.

Executive further agrees not to use any confidential Information for the benefit of any person or entity other than the Company, its subsidiaries and affiliates, and any Protected Company.

Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts agreements, and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Executive shall prepare, use, or be provided with as a result of Executive’s employment with the Company, shall be and remain the sole property of the Company. Upon termination of Executive’s employment hereunder, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements, and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody, or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within 48 hours) after the Date of Termination.

Notwithstanding anything herein to the contrary, Executive may disclose to Executive’s spouse and any personal tax or financial advisor the United States Federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Executive relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the United States Federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.

(b) Non-Competition. Executive acknowledges and agrees that the nature of the Confidential Information that the Company commits to provide to Executive during Executive’s employment by the Company would make it unlikely that Executive would be able to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Executive further acknowledges and agrees that the Company’s business is conducted in a highly competitive market. Accordingly. Executive agrees that during the Non-Competition Period (as defined below), Executive will not (other than for the benefit of the Company, its subsidiaries and affiliates, and any Protected Company pursuant to this

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Agreement) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, (i) regardless of the reason for termination, work for, engage in, or operate any restaurant business or restaurant operating or management company that (x) features the sale of steak where the sale of steak exceeds thirty percent (30%) of the restaurant’s revenues from food sales and (y) which is, or owns or operates restaurants, located within thirty (30) miles of any Del Frisco’s Double Eagle Steak House restaurant, any Del Frisco’s Grill restaurant, or any Sullivan’s Steakhouse restaurant (a “Competing Business”),or (ii)(x) hire, attempt to hire, contact with respect to hiring, or solicit with respect to hiring any employee of any Protected Company; (y) solicit, divert, or take away any customers or customer leads of any Protected Company with whom Executive had, whether directly or indirectly, contact or business relations during the period of time that Executive was employed by the Company or its predecessors-in- interest or its affiliates (herein, the “Employment Period”) or about whom Executive possesses Confidential Information; or (z) solicit, encourage or influence any suppliers or vendors of any Protected Company to cease doing business with any Protected Company or change the terms and conditions upon which they conduct their business with any Protected Company where Executive had, whether directly or indirectly, contact during the Employment Period or business relations during the Employment Period with such vendors or suppliers, or about whom Executive possesses Confidential Information.

For purposes of this Section “Non-Competition Term” means the Employment Period and, (a) if Severance Benefits are not owed under Section 3(b)(i), a period of eighteen (18) consecutive months immediately following the Date of Termination and, (b) if Severance Benefits are owed under Section 3(b)(i), the 12-month or 18-month period that is the Executive’s Severance Period.

If any court determines that any portion of this Section 4(b) is invalid or unenforceable, the remainder of this Section 4(b) shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 4(b), or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(c) Irreparable Harm. Executive acknowledges that Executive’s violation of the provisions of Section 4(a) or Section 4(b) of this Agreement will cause irreparable harm to the Company, and Executive agrees that the Company shall be entitled as a matter of right to an injunction restraining any violation or further violation of such provisions by Executive or others acting on Executive’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Executive further covenants and warrants that Executive will not dispute in any proceeding that any given violation or further violation of the covenants contained in Section 4(a) or Section 4(b): (i) will result in irreparable harm to the Company; or (ii) could not be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

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(d) Reasonableness of Restrictions. Executive understands and acknowledges that the Company has made substantial investments to develop its Confidential Information, goodwill, and other legitimate business interests. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by Section 4(b) is greater than any hardship Executive might experience by complying with its terms. Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information, goodwill, and other legitimate interests of the Company. Executive specifically agrees that, given the senior executive nature of Executive’s position and national operations of the Company, any restriction other than on the basis specified in Section 4(b) would be inadequate to protect the company’s Confidential Information. Executive further agrees that the restrictions contained in Section 4(b) allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Accordingly, Executive covenants and warrants that Executive will not dispute in any proceeding that: (i) the restraints contained in Section 4(b) are reasonable and not greater than necessary to protect proprietary information and/or the goodwill or other business interests of the Company; or (ii) the scope of the restraints contained in Section 4(b) should be reformed so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted.

5. DEFINITIONS.

(a) Cause. “Cause” shall mean any or all of the following.

(i)	Failure by Executive to substantially perform material duties hereunder or to devote Executive’s full time and effort to Executive’s position with the Company, other than any failure resulting from death, illness or injury, or Disability, which, to the extent such failure is curable, Executive does not cure within a period of thirty (30) days after written notice of such failure is provided to Executive by the Company;

(ii)	Failure by Executive to comply materially with the policies of the Company, which, to the extent such failure is curable, Executive does not cure within a period of thirty (30) days after written notice of such failure is provided to Executive by the Company;

(iii)	Commission by Executive of any material illegal act or any act that is not in the ordinary course of Executive’s responsibilities that exposes the Company to a significant level of undue liability; provided, however, a violation due to use by the Company of the Executive’s liquor license shall not constitute Cause;

(iv)	Executive’s conviction of or plea of guilty or nolo contendere to any felony; or

(v)	Any breach of Executive’s obligations under Section 4 of this Agreement.

(b) Change of Control. “Change of Control” shall mean either (i) the closing of a Qualified Public Offering (as defined in the Transaction Bonus Agreement) or (ii) the closing of a Sale (as defined in the Transaction Bonus Agreement).

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(c) Date of Termination. “Date of Termination” shall mean the date on which the Executive’s termination of employment with the Company occurs; provided, however, to the extent that Executive is receiving compensation due to such termination of employment and such compensation is subject to Code § 409A, “Date of Termination” shall mean the date of Executive’s “separation from service” (within the meaning of Treasury Regulation § 1.409A- 1(h)).

(d) Disability. “Disability” shall mean shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three (3) months during any six (6) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(e) Good Reason. “Good Reason” shall mean that any of the following events occurs without Executive’s consent:

(i)	The Company requires Executive to be based from a location that is outside of a fifty (50) mile radius of the Company office where the Executive is based as of the Effective Date;

(ii)	The Company materially decreases Executive’s annual salary (other than a general reduction in base salary that affects all salaried employees of the Company proportionately, which reduction shall not be more than ten percent (10%) of Executive’s annual salary

(iii)	A material breach by the Company of this Agreement; or

(iv)	A material diminution caused by the Company in the title and/or duties, responsibilities, or authority of Executive.

Provided, however, for all of the events described in clauses (i), (ii), (iii), and (iv) immediately above, Good Reason will not exist (x) unless Executive has provided the Company with written notice of the circumstances that Executive believes constitute Good Reason within thirty (30) days after Executive knows, or through reasonable diligence, should know of such events and circumstances and (y) the Company has failed to cure within thirty (30) days of such notice. Failure to present the circumstances that Executive believes constitutes Good Reason within thirty (30) days of the Employee’s first knowledge of such circumstances waives any right by Executive to assert that Executive has Good Reason for termination and constitutes acceptance by Executive as new terms of Executive’s employment. Resignation by the Executive following the Company’s cure of identified circumstances or before the expiration of the 30-day “cure” period referred to above shall constitute a voluntary termination under Section 3(a)(vi). In the event the Company does not cure the identified circumstances on or before the expiration of the 30-days “cure” period referred to above, then Executive must terminate employment for Good Reason within fifteen (15) days of the end of such cure period, or any later termination of employment by Executive will not constitute Good Reason based upon the same previously identified circumstances. Notwithstanding anything else herein, the Company and Executive may agree, in writing, to extend the 15-day period during which the Executive must terminate employment for Good Reason.

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(f) Protected Company. “Protected Company” shall mean, individually, each of Del Frisco’s Restaurant Group, LLC (together with its successors and assigns, “DFRG”) and all subsidiaries of DFRG (together with each successor and assign of such subsidiaries).

(g) Transaction Bonus Agreement. “Transaction Bonus Agreement” shall mean that certain letter agreement between Executive and LSF5 Wagon Holdings, LLC dated February 7, 2011, which provides Executive with the opportunity to earn additional compensation in connection with the sale or public offering of Del Frisco’s Restaurant Group, LLC and its subsidiaries, successors, and assigns.

6. Arbitration; Waiver of Right to Jury Trial.

(a) In the event any claim, demand, cause of action dispute, controversy, or other matter in question (in this Section 6, a “Claim”) arises out of this Agreement (or its termination) or the Transaction Bonus Agreement, whether arising in contract, tort, or otherwise and whether provided by statute, equity, or common law, that the Company may have against Executive or that Executive may have against the Company, or any of the Company’s subsidiaries or affiliates, or any of the foregoing entines respective officers, directors, employees, or agents in their capacity as such or otherwise, all such Claims shall be submitted to binding arbitration. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitrator shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Section 6(a), including any Claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hero to and judgment upon the award resulting from arbitration may be entered in any court of competent jurisdiction. Venue for arbitration, and for any disputes relating to the enforceability of this Section 6(a) will be in Dallas County, Texas. All proceedings conducted pursuant to this Section 6(a), including any order decision or award of the arbitrator, shall be kept confidential by all parties. Where permitted by law, the Company and Executive shall equally share the costs and expenses of the arbitration that are actually incurred by the parties, excluding attorney’s fees and expenses and expert witness fees, which shall remain the sole responsibility of each party, respectively.

(b) Notwithstanding any of the foregoing or any other provision of this Agreement, Executive and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under Section 6(a), and Section 6(a) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration Under Section 6(a).

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(c) Executive and the Company agree that, in the event that the arbitration provision set forth in Section 6(a) is unenforceable, that all Claims shall be decided by trial before the court and not by a jury trial. The venue for any such trial shall be Dallas County, Texas.

(d) Executive acknowledges that by signing this Agreement, Executive is waiving any right that Executive may have to a jury trial in connection with, or relating, a Claim.

7. MISCELLANEOUS.

(a) Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof.

(b) Modification, Severability, and Waiver. Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, the remainder of this Agreement shall remain valid and enforceable to the extent feasible. Any waiver of any term of this Agreement by the Company shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of the right of the Company to enforce any other provision of this Agreement.

(c) Notice to the Company. Notice to the Company shall have occurred and be effective when a written notice is delivered via certified mail to then-current address of the Company’s principal office and to the attention of the Chief Executive Officer of the Company.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The Company’s obligations under this Agreement will be binding upon the Company’s successors assigns and will inure to the benefit of the Executive and Executive’s heirs, executors, and administrators. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. Executive may not assign, pledge, grant a security interest in, hypothecate, or otherwise transfer any of its rights, duties, or obligations hereunder.

(f) [intentionally reserved].

(g) No Miligation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after Executive’s Date of Termination.

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(h) Other Contractual Rights. Except as otherwise provided in Subsection (f), the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish Executive’s existing rights, or right which would accrue solely as a result of passage of time under any employee benefit plan or other contract, plan, or arrangement of which Executive is a beneficiary or in which Executive participates.

(i) Indemnification. The Company covenants and agrees to indemnify, defend and hold Executive harmless from any and all losses, claims, costs, liabilities, penalties, fines, damages, and expenses (including legal fees) suffered or incurred by Executive, either directly or indirectly, as a result of any asserted or alleged claim made against Executive by a third party in connection with Executive’s employment with Company, excepting only such claims arising solely out of Executive’s willful misconduct.

[signature page follows]

EMPLOYMENT AGREEMENT	PAGE 13

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date.

CENTER CUT HOSPITALITY, INC.		EXECUTIVE:

By:	/s/ Marc L. Lipshy	/s/ Edie Ames
	Printed Name: Marc L. Lipshy	Printed Name: Edie Ames
Title: President

EMPLOYMENT AGREEMENT	PAGE 14